EXHIBIT 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Transcontinental Realty Investors Investor Relations (800) 400-6407 investor.relations@primeasset.com

Transcontinental Realty Reports 2005 First Quarter Results

DALLAS (May 16, 2005) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported net income of $4.3 million, or $.54 per share for the three months ended March 31, 2005, compared to net income of $2.0 million, or $.25 per share for the same period in 2004.

Income items for the three months ended March 31, 2005, compared to the same period in 2004, included:

  Rental income of $23.6 million compared to $21.1 million in 2004, the increase due to the completion of apartment construction projects over the past four years and slightly higher hotel revenues in 2005. These increases were offset by lower commercial property revenues due to lower occupancy levels.

  Land sales, cost of sales and deferred gains, and gain on land sales of $1.0 million, $1.0 million and $10,000 for the three months ending March 31, 2005, compared to $30.0 million, $27.8 million and $2.1 million for the three months ending March 31, 2004. Land sales were higher for the three months ending March 31, 2004 due to TCI selling more land parcels along with higher sales values for those land parcels.

  Interest income of $845,000, compared to $398,000 in 2004. The increase is primarily due to additional interest from an increase in the outstanding notes receivable balances from March 2004 and from additional interest on variable rate notes due to increases in the prime rate during 2005

  Equity in the income of investees of $1.2 million, compared to equity in loss of equity investees of $570,000 in 2004. TCI's equity investees recognized income from operations in the first quarter of 2005 compared to losses in the first quarter of 2004.

Expenses for the three months ended March 31, 2005, compared to the same period in 2004, included:

  Operating expenses of $15.2 million, compared to $13.5 million in 2004. The increase is primarily due to the completion of apartment construction projects over the past four years, offset by lower commercial property revenues due to lower occupancy levels.

  Interest expense of $8.8 million, compared to $7.5 million in 2004. The increase is primarily due to new debt from the completion of apartment construction projects over the past four years, plus additional interest from land loans due to new land purchases in 2004 and 2005.

  General and administrative expenses of $1.5 million, compared to $3.0 million in 2004. The decrease is primarily lower due to lower spending on legal fees, lower state and franchise income taxes and lower cost reimbursements to Prime.

Results of discontinued operations for the three months ended March 31, 2005, compared to the same period in 2004, included:

  Loss from discontinued operations of $449,000, compared to a loss of $771,000 in 2004.

  Equity in investees gains on sale of real estate of $4,000, compared to $1.0 million in 2004.

  Gain on sale of real estate of $10.4 million, compared to $8.8 million in 2004.

About Transcontinental Realty Investors, Inc.,

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, invests in real estate through direct equity ownership and partnerships nationwide. For more information, go to the web site.

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TRANSCONTINENTAL REALTY INVETORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share)

For the Three Months Ended March 31,
	2005	2004
		As Restated
Property revenue:
Rents	$ 23,563	$ 21,086
Property operations	15,155	13,530
Operating income	8,408	7,556

Land Operations:
Sales	1,003	29,950
Cost of sales	993	22,282
Deferred gain on sale	--	5,562
Gain on Sales	10	2,106

Other income (loss):
Interest	845	398
Equity in income (loss) of equity investees	1,191	(570)
	2,036	(172)
Other expense:
Interest	8,752	7,548
Depreciation	3,873	3,906
Advisory fee to affiliate	1,752	1,640
Net income fee to affiliate	325	79
General and administrative	1,468	2,957
Minority interest	(155)	324
	16,015	16,454

Net loss from continuing operations before taxes	(5,561)	(6,964)
Income tax benefit	1,946	--
Net loss from continuing operations	(3,615)	(6,964)

Discontinued operations	9,909	9,029
Less: Income tax expense	(1,946)	--
Net income from discontinued operations	7,963	9,029

Net income	4,348	2,065
Preferred dividend requirement	(52)	(53)
Net income applicable to common shares	$ 4,296	$ 2,012

Basic and Diluted Earnings Per Share:
Net loss from continuing operations (before prior period adjustment)	$ (.46)	$ (.93)
Correction of accounting error in prior period	--	.07
Discontinued Operations	1.00	1.11
Net income applicable to commons shares	$ .54	$ .25

Weighted average common shares used to compute earnings per share	7,900,869	8,113,669